Exhibit 99.1

News Release

International Silver Inc. Announces $600,000 Convertible Note

Tucson, Arizona, February 9, 2012 -- International Silver, Inc. (OTCQB:ISLV) (“International Silver”) today announced it has entered into a Convertible Note Purchase Agreement with ISLV Partners, LLC (“ISLV Partners”) an unaffiliated party for gross proceeds of approximately $600,000.  Under the terms of the Note, at any time on or prior to March 15, 2012, ISLV Partners shall have the right to loan an additional amount of at least $4,000,000 on comparable terms. The Note is convertible to shares of common stock at a price of $0.20 per share. In addition, International Silver issued to ISLV Partners a warrant to purchase 3,000,000 additional shares of common stock at an exercise price of $0.40 per share, exercisable through February 6, 2015. Net proceeds from the loan will be used for working capital, exploration, development and for general corporate purposes.

International Silver, Inc., President and Chief Executive Officer Harold R. Shipes said, "The completion of this transaction will allow the company to advance on several pending projects."

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

International Silver, Inc., headquartered in Tucson, Arizona, explores for silver and gold in the United States. An emerging silver company, International Silver's common shares are quoted on the OTCQB under the symbol ISLV.

Statements made which are not historical facts, such as anticipated payments or purchases, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 8-K, 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements, except as required by federal securities law.

International Silver's Home Page can be accessed on the Internet at www.internationalsilverinc.com.
SOURCE: International Silver, Inc.

International Silver, Inc.
Matthew J. Lang, Vice President - Administration, 520-889-2040 ext. 10